Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contacts:	Greg Smith, Chief Financial Officer

Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces Extension to Econolite Distribution Agreement

Saint Paul, Minn., July 10, 2008-- Image Sensing Systems, Inc. (NASDAQ: ISNS), announced today that it had reached an agreement with its exclusive North American distributor for Autoscope®, Econolite Control Products, Inc., to extend the current agreement.

Under an amendment to the Manufacturing, Distributing and Technology License Agreement, the term of the agreement, which was set to expire in 2011 has been extended to 2031 with either party being allowed to cancel the agreement with three years’ notice. The amendment includes additional non-financial modifications.

Ken Aubrey, CEO, said, “Since 1991, Econolite has been our valued partner and has shared our belief in the advantages of computer enabled detection for ITS. They have helped us become the leaders in machine-vision based detection for intersection control in North America with our Autoscope family of products. We are fortunate to be a part of the premier distribution channel in our market.”

Added Mike Doyle, CEO of Econolite, “We value Image Sensing for consistently delivering new and exciting technology that keeps us ahead of the competition. Recently, it was Autoscope Terra™, with its Ethernet over power design, MPEG-4 streaming and Internet connectivity. And we are anxiously awaiting the hybrid machine-vision/radar offering, which we believe will set a significantly higher standard for performance and functionality and open previously untapped segments of the market.”

About Image Sensing

Image Sensing Systems, Inc. is a technology company specializing in software-based detection solutions for the Intelligent Transportation Systems (ITS) sector and adjacent overlapping markets. Our industry leading computer enabled detection (CED) products, including the Autoscope® machine-vision family and the RTMS® radar family, combine embedded software signal processing with sophisticated sensing technologies for use in transportation and safety/surveillance management. CED is a group of technologies in which software, rather than humans, examines the outputs of complex sensors to determine what is happening in the field of view in real-time. With more than 80,000 instances sold in over 60 countries worldwide, our depth of experience coupled with breadth of product portfolio uniquely positions us to provide powerful hybrid technology solutions and to exploit the convergence of the traffic, security and environmental management markets. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement: Statements made in this release concerning the Company's or management's intentions, expectations, or predictions about future results or events are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management's current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company's control; developments in the demand for the Company's products and services; relationships with the Company's major customers and suppliers; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; the impact of governmental laws and regulations; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company's current expectations are contained in the Company's reports and other documents filed with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2007.